PRESS RELEASE    -    PRESS RELEASE    -    PRESS RELEASE    -    PRESS RELEASE

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EVEREST PROPERTIES II, LLC
DIXON MILL INVESTOR, LLC
MPF PACIFIC GATEWAY, LLC
199 S. Los Robles Avenue, Suite 200
Pasadena, CA  91101

CONTACT: Chris Davis or Stacey McClain of Everest Properties II, LLC
         (626) 585-5920

FOR IMMEDIATE RELEASE


     PASADENA, CALIFORNIA, December 16, 2005 - Everest Properties II, LLC today announced the extension of the expiration date of the outstanding tender offer for limited partnership interests in Wilder Richman Historic Properties II, L.P., made by Everest Properties II, LLC, Dixon Mill Investor, LLC and MPF Pacific Gateway, LLC. The expiration date for the tender offer has been extended to 5:00 p.m., New York City time, on Thursday, December 29, 2005. The offer was previously scheduled to expire at 5:00 p.m. Los Angeles time on Tuesday, December 20, 2005.

     To date, Everest reported the approximate number of limited partnership interests deposited to be 24 in response to the offer.

     For  further  information,  please  contact  Everest  Properties  at  (800)
611-4613.